  Exhibit 99.1

3555 Veterans Memorial Hwy, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries Announces Filing for Extension of Time to Report Fiscal 2019 Third Quarter Financial Results
Provides Select Preliminary Fiscal 2019 Third Quarter Financial Results; Announces Upcoming Investor Events

RONKONKOMA, NY – December 6, 2018 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, announced today that it has filed with the Securities and Exchange Commission (the “SEC”) a Form 12b-25 Notification of Late Filing relating to its fiscal 2019 third quarter financial results for the period ended October 31, 2018. Pursuant to SEC regulations, the Company will have an additional 5 calendar days to file its Form 10-Q for the fiscal third quarter, which falls on a Saturday and results in a reporting date of the next business day of Monday, December 17.

According to the 12b-25 notification, the Company requires additional time to ensure accuracy of its financial reporting amid delays primarily caused by its enterprise resource planning (“ERP”) system implementation for financial reporting purposes which commenced on August 1, 2018, the first day of the fiscal 2019 third quarter. The significant effort and expense required as well as the operational issues that often arise in such a massive undertaking for ERP implementations has temporarily slowed down the financial reporting process.

Fiscal 2019 Third Quarter Select Preliminary Financial Results

Subject to completion of the closing of the Company’s financial results for the quarter ended October 31, 2018, including review by internal financial officers, the Audit Committee of the Board of Directors and external auditors, Lakeland expects to report:

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Total revenues between $23 million and $25 million, compared to $24 million for the prior year period;
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Gross profit between $7.5 million and $8.5 million, compared to $9.1 million last year;
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Net income between $0.3 million and $0.7 million, compared to $1.8 million for the fiscal 2018 third quarter; and
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Cash and cash equivalents of approximately $11.7 million as of October 31, 2018, as compared to $15.8 million at the beginning of the fiscal year. Cash used since the beginning of the fiscal year include planned investments in manufacturing operations in Vietnam and the Company’s upgraded information technology system deployment.

The Company previously reported that its fiscal 2019 second quarter results were negatively impacted by expenses and delayed and/or lost revenues associated with inventory management for the North American operations during the inventory transition phase of the ERP implementation. Continued elevated expenses and challenges to revenues associated with the ERP implementation and spanning most processes throughout the North American operations and financial reporting are negatively impacting the financial results for the fiscal 2019 third quarter and to a lesser degree the fiscal 2019 fourth quarter results as management continues to resolve any remaining issues.

Upcoming Investor Events

Roth Capital 6th Annual New Industrials Corporate Access Day, December 11, 2018

Lakeland will be participating in Roth Capital’s 6th Annual New Industrials Corporate Access Day on December 11, 2018 in New York City. One-on-one meetings with institutional investment firms will be scheduled throughout the event.

The investor presentation used at the conference will be posted in the investor relations section of the Company’s website on the day of the event.

Fiscal 2019 Third Quarter Financial Results and Conference Call, December 17, 2018

The Company will release its financial results for the fiscal 2019 third quarter ended October 31, 2018 on Monday, December 17, 2018, after the closing of the stock market and will conduct a conference call thereafter on the same day at 4:30 p.m. eastern.

The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International). For a replay of this call through December 24, 2018, dial 877-481-4010 or 919-882-2331, Pass Code 40639.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

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